Exhibit 99.r

CODE OF ETHICS

FOR

GSV CAPITAL CORP.

AND

GSV ASSET MANAGEMENT, LLC

Section I	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by each of GSV Capital Corp. (the “Corporation”) and GSV Asset Management, LLC (the “Adviser”), in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”), and, in the case of the Adviser, Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Corporation may abuse their fiduciary duty to the Corporation, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. The Adviser is the Corporation’s investment adviser.

The Code is based on the principle that the directors and officers of the Corporation, and the managers, officers and employees of the Adviser, who provide investment advisory services to the Corporation, owe a fiduciary duty to the Corporation to conduct their personal securities transactions in a manner that does not interfere with the Corporation’s transactions or otherwise take unfair advantage of their relationship with the Corporation. All directors, managers, officers and employees of the Corporation and the Adviser (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. In addition, all Covered Personnel must comply with applicable federal securities laws and must report violations of the Code to the Corporation’s Chief Compliance Officer (“CCO”). Any Covered Personnel who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its shareholders. In sum, all Covered Personnel shall place the interests of the Corporation before their own personal interests.

All Covered Personnel must read and retain this Code.

Section II	Definitions

(A) “Access Person” means any director, manager, officer or Advisory Person (as defined below) of the Corporation and the Adviser.

(B) An “Advisory Person” of the Corporation or the Adviser means: (i) any employee of the Corporation or the Adviser or any company in a Control (as defined below) relationship to the Corporation or the Adviser who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Corporation or the Adviser who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any Covered Security by the Corporation.

(C) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(D) “CCO” means the Chief Compliance Officer of the Corporation. The CCO is Carl M. Rizzo.

(E) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(F) “Covered Person” for the purposes of Section VI of this Code prohibiting insider trading, shall mean any director, officer or employee (including a temporary employee) of the Corporation or the Adviser, or of any of their affiliates or subsidiaries, and any other persons designated by the CCO or the insider trading policy.

(G) “Covered Security” means a security as defined in Section 2(a)(36) of the Act, to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open- end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H) “Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the Act.

(I) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(J) “Investment Personnel” of the Corporation or the Adviser means: (i) any employee of the Corporation or the Adviser (or of any company in a Control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Corporation; and (ii) any natural person who controls the Corporation or the Adviser and who obtains information concerning recommendations made to the Corporation regarding the purchase or sale of securities by the Corporation.

(K) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(L) “Security Held or to be Acquired” by the Corporation means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Corporation; or (B) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (L)(i).

(M) “Restricted List” means the list promulgated and periodically updated by the CCO which lists all of the Covered Securities that (1) the Corporation has purchased or sold within the last 15 calendar days, or (2) is purchasing or selling or intends to purchase or sell within the next 15 calendar days.

(N) “Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

(O) “17j-1 Organization” means the Corporation or the Adviser, as the context requires.

Section III	Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Corporation. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Corporation, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation. In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Corporation, or any affiliated person of an investment adviser for the Corporation, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation to:

(i) employ any device, scheme or artifice to defraud the Corporation or its investors;

(ii) make any untrue statement of a material fact to the Corporation or its investors or omit to state to the Corporation or its investors a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation or its investors; or

(iv) engage in any manipulative practice with respect to the Corporation or its investors.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section IX below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Further, Covered Personnel are required to comply with applicable federal securities laws.

Section IV	Prohibited Transactions

(A) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership, and without pre-clearance approval may not sell or otherwise dispose of direct or indirect Beneficial Ownership, of any security on the Restricted List, or in any Covered Security concerning which he or she has material non-public information, whether or not that security is on the Restricted List. An Access Person may not purchase or otherwise acquire or sell or otherwise dispose of any direct or indirect Beneficial Ownership of the Corporation’s securities without pre-clearance approval by the CCO (or designee). (See attached “Pre-Clearance Request” form Schedule A). Please refer to Section VI(K) of this Code for more information regarding the Corporation’s pre-clearance approval requirements.

(B) Investment Personnel of the Corporation or the Adviser must obtain approval from the Corporation or the Adviser, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the CCO (or designee), unless he is the person seeking such approval, in which case it must be obtained from the Chief Executive Officer of the 17j-1 Organization. (See attached “Pre-Clearance Request” form Schedule A). Please refer to Section VI(K) of this Code for more information regarding the Corporation’s pre-clearance approval requirements.

(C) No Access Person shall recommend any transaction in any Covered Securities by the Corporation without having disclosed to the CCO (or designee) his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section V	Reports by Access Persons

(A) Initial and Annual Personal Securities Accounts and Holdings Report.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. A form of such report, which is hereinafter called an “Initial and Annual Personal Securities Accounts and Holdings Report,” is attached as Schedule B. Each Initial and Annual Personal Securities Accounts and Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Initial and Annual Personal Securities Accounts and Holdings Report shall state the date it is being submitted. In all cases, the information must be current as of a date no more than 45 days prior to the date the person becomes an access person, or the date the report was submitted, as applicable.

(B) Quarterly Transaction Reports.

Within 10 days after the end of each calendar quarter, each Access Person shall make a written report to the CCO (or designee) of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached as Schedule C.

A Quarterly Securities Transaction Report shall be in the form of Schedule C or such other form approved by the CCO (or designee) and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

(C) Independent Directors.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the Corporation is not required to file an Initial and Annual Personal Securities Accounts and Holdings Report upon becoming a director of the Corporation or an annual Initial and Annual Personal Securities Accounts and Holdings Report Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Corporation or the Corporation or the Adviser considered purchasing or selling such Covered Security.

(D) Access Persons of the Adviser.

An Access Person of the Adviser need not make a Quarterly Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Advisers Act. (E) Brokerage Accounts and

Statements.

Access Persons, except Independent Directors, shall:

(1) within 10 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction

Report.

(2) instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the CCO (or designee).

(3) on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Corporation, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H) Where to File Reports.

All Quarterly Securities Transaction Reports and Initial and Annual Personal Securities Accounts and Holdings Report must be filed with the CCO or designee.

(I) Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI	Insider Trading

(A) General Policy

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for each insider trading violation include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million. In addition, a company whose director, officer or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director’s, officer’s or employee’s insider trading violations. Furthermore, engaging in short-term trading or other speculative transactions involving the securities of the Corporation may subject you to additional penalties.

Moreover, your failure to comply with the insider trading policy set forth herein may subject you to sanctions imposed by the Corporation or the Adviser, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

The objective of this policy is to protect you, the Corporation and the Adviser from securities law violations, or even the appearance thereof. All directors, officers and employees (including temporary employees) of the Corporation or the Adviser, and of each of their affiliates and subsidiaries, must comply with this policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct any questions you may have to the CCO or designee.

It is the policy of the Corporation and the Adviser that no director, officer or employee (including a temporary employee) of the Corporation or the Adviser, or of any of their affiliates or subsidiaries, and any other persons designated by the CCO, or this policy, as being subject to this policy (collectively, the “Covered Persons”):

•	who is aware of material, non-public information relating to the Corporation, may, directly or indirectly through family members or other persons or entities, (a) buy or sell securities of the Corporation (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the 1934 Act), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Corporation, including family and friends;

•	who, in the course of working for or on behalf of the Corporation or the Adviser, learns of material, non-public information about a company with which the Corporation or the Adviser does, or is proposing to do, business, including a customer or supplier of the Corporation or the Adviser, may trade in that company’s securities until the information becomes public or is no longer material; or

•	may engage in any transaction involving the Corporation’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance approval of the transaction by emailing the CCO (or designee).

As a Covered Person, you are subject to the foregoing restrictions and to the other terms of this policy.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Corporation’s and the Adviser’s reputation for adhering to the highest standards of conduct.

(B) What information is material?

All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

•	financial results or expectations for the quarter or the year;
•	financial forecasts;
•	changes in dividends;
•	possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
•	changes in customer relationships with significant customers;
•	obtaining or losing important contracts;
•	important product developments;
•	major financing developments;
•	major personnel changes;
•	major litigation developments; and
•	all material pending investments and disclosures concerning portfolio companies.

(C) What is non-public information?

Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of such public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

(D) What transactions are prohibited?

When you know material, non-public information about the Corporation, you, your spouse and members of your immediate family and/or others living in your household are prohibited from the following activities:

•	trading in the Corporation’s securities (including trading in puts and calls for the Corporation’s securities);
•	having others trade for you in the Corporation’s securities; and
•	disclosing the information to anyone else who might then trade.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, non-public information, even following your termination of employment or other relationship with the Corporation or the Adviser.

Although it is most likely that any material, non-public information you might learn would be about the Corporation or its affiliates or subsidiaries, these prohibitions also apply to trading in the securities of any other company, including any portfolio company or potential merger partner, about which you have material, non-public information.

(E) Transactions by Family Members.

As noted above, this insider trading policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Corporation’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Corporation’s securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Corporation’s securities.

(F) What is a Rule 10b5-1 trading plan?

Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the 1934 Act, and this policy permit a Covered Person to trade in the Corporation’s securities regardless of his or her awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, non-public information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. A Covered Person who wishes to enter into a trading plan must email the trading plan to the CCO (or designee) for his approval prior to the adoption of the trading plan, or any amendment of a previously adopted plan. Further, trading plans may not be adopted when the Covered Person is in possession of material, non-public information about the Corporation. A Covered Person may adopt, amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

(G) Transactions Under Dividend Reinvestment Plans

If you participate in the Corporation’s dividend reinvestment plan, this policy does not apply to purchases of the Corporation’s securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the Corporation’s securities. However, your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan, would be subject to this policy, including its applicable black-out periods. The policy also applies to your sale of any securities of the Corporation purchased pursuant to the plan.

(H) Additional Prohibited Transactions

It is improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Corporation’s securities. It is therefore the Corporation’s and the Adviser’s policy that you may not engage in any of the following transactions:

Short-Term Trading. Short-term trading of the Corporation’s securities by a director, officer or employee may be distracting to such person and may unduly focus such person on the Corporation’s short-term performance instead of the Corporation’s long-term business objectives. For these reasons, if you purchase the Corporation’s securities in the open market, you may not sell any of the Corporation’s securities of the same class during the six months following such purchase. In addition, Section 16(b) of the 1934 Act imposes short-swing profit restrictions on the purchase or sale of the Corporation’s securities by the Corporation’s or the Adviser’s officers and directors and certain other persons.

Short Sales. Short sales of the Corporation’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Corporation or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Corporation’s performance. For these reasons, you may not engage in short sales of the Corporation’s securities. In addition, Section 16(c) of the 1934 Act prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities is, in effect, a bet on the short-term movement of the Corporation’s stock and therefore creates the appearance that a Covered Person is trading based on inside information. Transactions of this sort also may unduly focus such person on the Corporation’s short-term performance instead of the Corporation’s long-term business objectives. Accordingly, you may not enter into any transactions involving options, puts, calls or other derivative securities of the Corporation’s securities, on an exchange or in any other organized market. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward-sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as other shareholders. Therefore, Covered Persons are strongly discouraged from engaging in such transactions with respect to the Corporation’s securities. In this regard, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the CCO or designee. Such request for pre-clearance approval of a hedging or similar arrangement must be received at least two weeks before the Covered Person intends to execute the documents in connection with the proposed transaction and must set forth the reason for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Therefore, because a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or you are otherwise not permitted to trade in the Corporation’s securities, you are prohibited from holding the Corporation’s securities in a margin account or pledging the Corporation’s securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge the Corporation’s securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. In this regard, any person who wishes to pledge the Corporation’s securities as collateral for a loan must email a request for approval to the CCO (or designee) at least two weeks prior to the proposed execution of the documents evidencing the proposed pledge.

(I) Post-Termination Transactions

The policy continues to apply to your transactions in the Corporation’s securities even after you have terminated employment. If you are in possession of material, non-public information when your employment terminates, you may not trade in the Corporation’s securities until that information has become public or is no longer material.

(J) Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about the Corporation or the Adviser with anyone, including other employees, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of the Corporation or the Adviser discuss either entity with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to the Corporation’s or the Adviser’s investor relations contact. Alternatively, such inquiries may be referred to the CCO (or designee).

(K) Pre-Clearance Approval Procedures

In addition to the prohibited transactions discussed in Section IV(A) of this Code, to help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, together with their immediate family members living in their households, may not engage in any transaction involving the Corporation’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance approval of the transaction from the CCO (or designee). Investment Personnel of the Corporation or the Adviser must obtain pre-clearance approval before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the CCO (or designee), unless he is the person seeking such approval, in which case it must be obtained from the Chief Executive Officer.

A request for pre-clearance approval should be emailed to the CCO (or designee). The CCO (or designee) is under no obligation to approve a trade submitted for pre-clearance approval, and may determine not to permit the trade.

As noted above, any person subject to the pre-clearance approval requirements who wishes to implement a trading plan under Rule 10b5-1 of the 1934 Act, must first pre-clear the plan with the CCO (or designee). As required by Rule 10b5-1, Covered Persons may enter into a trading plan only when they are not in possession of material non-public information. In addition, Covered Persons may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance approval at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

(L) Blackout Periods

Quarterly Blackout Periods. The Corporation’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Corporation’s securities. During the period prior to the release of the quarterly financial results when the company has calculated the quarterly valuation but has not yet publicly disclosed it, company insiders possess material non-public information (“MNPI”). Therefore, to avoid even the appearance of trading while aware of MNPI, Covered Persons will not be pre-cleared to trade in the Corporation’s securities during a “blackout period” beginning two weeks before the end of each calendar quarter period and ending the day after the second full business day following the Corporation’s issuance of its quarterly earnings release or analyst conference call. The CCO will extend the blackout period if he/she determines that the Corporation or its Covered Persons remain in possession of MNPI which requires the continued bar on trading in Corporation securities by insiders. All Covered Persons are subject to these quarterly blackout periods.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Corporation and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the Corporation’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance approval requests permission to trade in the Corporation’s securities during an event-specific blackout, the CCO will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the CCO to designate a person as being subject to an event- specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell the Corporation’s stock in order to generate cash may, in appropriate circumstances, be permitted to sell such stock even during the blackout period. Hardship exceptions may be granted only by the CCO and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the CCO concludes that the Corporation’s earnings information for the applicable quarter does not constitute material, non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

(M) Questions about this Policy

Compliance by all Covered Persons with this policy is of the utmost importance both for you and for the Corporation and the Adviser. If you have any questions about the application of this policy to any particular case, please immediately contact the CCO.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Section VII	Additional Prohibitions

(A) Confidentiality of the Corporation’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Corporation shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the CCO to report any inadequacy found in this regard to the directors of the Corporation.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Corporation. Similarly, no such outside business activities may be inconsistent with the interests of the Corporation. All directorships of public or private companies held by Access Persons shall be reported to the CCO.

(C) Gifts and Entertainment Policy

Supervised Persons and their immediate families should not solicit, accept, retain or provide any gifts or favors which might influence decisions of the Supervised Person or the recipient in making business transactions involving the Adviser or the Corporation, or which others might reasonably believe could influence those decisions. Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence a business decision. Generally, without the written approval of the CCO, no gift may be accepted or provided that exceeds $250 in monetary value.

The policy does not apply to gifts of de minimis value (e.g., pens, notepads, doughnuts, pizza, modest desk ornaments) or to promotional items of nominal value that display the person’s firm logo (e.g., umbrellas, tote bags, shirts) and gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held. De minimis gifts and promotional items must be less than the $250 limit to fall within the exclusion.

These prohibitions do not apply to ordinary and usual business entertainment, so long as such entertainment is neither so frequent nor so extensive as to raise any questions of impropriety. For an item to be considered “business entertainment,” the vendor must be present at the event/meal and there must be an opportunity to discuss matters relating to Adviser or Corporation business. For example, if a Supervised Person receives theater tickets from a vendor, the tickets are “business entertainment” only if the vendor attends the event and there is an opportunity to discuss business matters. If not, the tickets should be treated as a “gift” for purposes of this policy and subject to the limitations.

Corporation and Adviser employees must report:

•        the receipt or giving of all gifts in excess of $250 (other than personal gifts and gifts of de minimis or nominal value, as defined above), and

•        the receipt of all business entertainment to the CCO. All business entertainment with a value in excess of $500 must be pre-approved by the CCO prior to accepting the business entertainment.

Regardless of the dollar value, Supervised Persons may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, to persons associated with securities or financial organizations, exchanges, member firms, commodity firms, news media, or Advisory Clients.

The CCO shall maintain a gift log of all gifts received by all Supervised Persons in excess of $250, and of all business entertainment in excess of $500.

Section VIII	Annual Certification

(A) Access Persons.

Access Persons who are directors, managers, officers or employees of the Corporation or the Adviser shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

(B) Board Review.

No less frequently than annually, the Corporation and the Adviser must furnish to the Corporation’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporation or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section IX	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Corporation and the more advantageous price paid or received by the offending person.

Section X	Administration and Construction

(A) The administration of this Code shall be the responsibility of the CCO.

(B) The duties of the CCO are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time. In addition, to provide to all Covered Persons updated copies of the Code each time it is amended.

(3) To collect from each Covered Person a signed “Acknowledgement, Affirmation and Certification of Compliance with GSV Compliance Program Documents” form (which is attached as Schedule D) annually and each time the Code is amended;

(4) Maintaining or supervising the maintenance of all records and reports required by this Code;

(5) Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Corporation;

(6) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(7) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Corporation;

(8) Submission of a report to the board of directors of the Corporation, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VIII (B); and

(C) The CCO shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1) A copy of all codes of ethics adopted by the Corporation or the Adviser, and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A copy of all signed “Acknowledgement, Affirmation and Certification of Compliance with GSV Compliance Program Documents” forms (see Schedule D) for at least five (5) years after the end of the fiscal year in which the Acknowledgement, etc. is submitted;

(3) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(4) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(5) A copy of each report made by the CCO to the board of directors for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(6) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

(7) A copy of each report required by Section VIII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(8) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics was adopted and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors, on March 28, 2011, was revised on August 10, 2011, and again revised on August 6, 2012, September 9, 2012, March 5, 2015 and July 30, 2015.

SCHEDULE A

GSV Capital Corp. / GSV Asset Management, LLC

Pre-Clearance Request

As described in Sections IV and VI(K) of the Code of Ethics, you must obtain approval before making any transaction in GSVC securities, securities on the Restricted List, or purchasing a security in an initial public offering or private offering.

Please submit this form to the CCO at: Compliance@gsvam.com.

Date of Request : ____________________

Name:_ __________________________________________

Transaction type and name of security (e.g. Buy/Sell/Sell Short/Cover Short GSVC)

Reason for transaction: ______________________________________________________

Approved/Rejected by:

(Chief Compliance Officer or Designee)

Date of Approval: _________________________________________________

(Note: approval is valid only for the day of approval.)

..

Upon completion of the transaction, you must notify GSV Compliance at Compliance@gsvam.com of the final execution price and trade volume.

SCHEDULE B

INITIAL AND ANNUAL PERSONAL SECURITIES

ACCOUNTS AND HOLDINGS REPORT

I certify that the following bank or broker-dealer accounts are the only accounts holding “Securities” of any kind or nature whatsoever in which I have or share a “Beneficial Ownership” interest as the quoted terms are defined in the Joint GSVC / GSVAM Code of Ethics.

Name of bank or broker custodian	Account Number	Name of beneficial owner of record with the account custodian

I further certify that the following is a listing of all “Covered Securities” in which I had or shared a “Beneficial Ownership” interest as of the following date:

•          For an Initial Personal Securities Holdings Report: ______________________________ (the date indicated may not be more than 45 days prior to the date of submission, as indicated below, of this report)

•          For an Annual Personal Securities Holdings Report: December 31, 20 ____

Note: For holdings report purposes, the term “Covered Securities” should be understood as including “Securities” of all sorts (as per page 1), but not the following: (i) shares of open- end mutual funds; (ii) US government or agency issued securities; and (iii) short-term debt instruments, bank CDs, bankers acceptances or repurchase agreements. Shares of exchange- traded funds (“ETFs”) are Covered Securities.

In lieu of indicating the following required information within this form, you may submit — under cover of a signed and dated copy of this form – legible copies of statements of accounts issued by the account custodian(s) wherein Covered Securities are held as of the date indicated above. Such statements should be either emailed or sent, by US mail or courier service, to:

compliance@gsvam.com	GSV Asset Management Attn: Compliance Dept. The Pioneer Building
2925 Woodside Road
Woodside, CA 94062

Account Custodian and Number	Issuer	Security Type	Exchange Ticker Symbol or CUSIP Number	Total number of equity security shares	Aggregate principal amount of debt securities

(Use a continuation sheet if necessary.)

Signature: ____________________________Print Name: ______________________________

Date Submitted: _______________________

•	For Initial Holdings Reports — Must be within 10 days of initial date of association with GSV.
•	For Annual Holdings Reports — Must be on or before January 31 of the current year.

SCHEDULE C

QUARTERLY SECURITIES TRANSACTION REPORT

The following lists all transactions in Covered Securities, in which I had any direct or indirect Beneficial Ownership interest, that were effected during the last calendar quarter and required to be reported by Section V (B) of the Code. (If no such transactions took place write “NONE”.) Please sign and date this report and return it to the Chief Compliance Officer no later than the 30th day of the month following the end of the quarter. Use reverse side if additional space if needed.

PURCHASES AND ACQUISITIONS

	No. of Shares or	Interest Rate				Broker,
Trade	Principal	and Maturity	Name of			Dealer, or
Date	Amount	Date	Security	Unit Price	Total Price	Bank

SALES AND OTHER DISPOSITIONS

	No. of Shares or	Interest Rate				Broker,
Trade	Principal	and Maturity	Name of			Dealer, or
Date	Amount	Date	Security	Unit Price	Total Price	Bank

NEW ACCOUNTS ESTABLISHED DURING THE QUARTER

Name of Broker, Dealer or Bank	Name of Account and Account Number	Date Established

SCHEDULE D

ACKNOWLEDGEMENT, AFFIRMATION AND CERTIFICATION

OF COMPLIANCE WITH GSV COMPLIANCE PROGRAM DOCUMENTS

The undersigned, as a supervised person of GSV Asset Management LLC, hereby acknowledges, affirms and/or certifies as follows:

(1)	I have received, read and understand the GSV Asset Management Compliance Manual, the GSV Capital Compliance Manual and the GSV Code of Business Conduct.

(2)	I have received, read and understand the GSV Code of Ethics (the “Code”) and agree to comply in all respects with the policies and procedures stated therein. If at any time during the past calendar year I was subject to the Code, I further certify that I have complied in all respects with the requirements of the Code as then in effect or, in the event that I have not so complied, I have fully disclosed all such non-compliance to GSV’s Chief Compliance Officer.

Signature:

Print Name:

Date Submitted: